EXHIBIT 99.1


COMPANY CONTACT:                               INVESTOR RELATIONS:
Albert E. Gosselin, Jr., President & CEO       Phil Huss, Phoenix Alliance, Inc.
(818) 247-7601                                 (970) 259-7241

                      POLLUTION RESEARCH AND CONTROL CORP.
         ANNOUNCES UNILATERAL REPUDIATION OF DEFINITIVE SALES AGREEMENT

     Glendale, Ca - August 28, 1998 -- A. E. Gosselin, Jr., President and Chief Executive Officer of Pollution Research and Control Corp. (NASDAQ:PRCC) announced that the Company has received notification from Turbodyne Technologies, Inc. (NASDAQ:TRBD) that Turbodyne has unilaterally repudiated a definitive agreement to purchase PRCC's wholly-owned subsidiaries, Dasibi Environmental Corp. (DEC) and Logan Medical Devices (LMD).

     Mr. Gosselin commented "After several months of negotiations, leading to the execution on August 20, 1998 of a definitive agreement between PRCC and Turbodyne, management has been advised of Turbodyne's intent to repudiate the agreement. As a result of this development, the Company's ability to fulfill the obligations associated with its recently awarded contract to China have been severely undermined. While the Company maintains approximately $1.8 million working capital and intends to pursue alternative financing as rapidly as possible, severe cash constraints resulting from this failed agreement will lead to an immediate negative cash position."

     Mr. Gosselin continued, "We are baffled by Turbodyne's behavior in this matter. The effect on the shareholders of PRCC is significant. With specific timetables in place to engage the China contract, management must now find alternative means to fulfill the contract. We intend to hold Turbodyne to the terms of the agreement and for any damages, consequential or otherwise, which may result from Turbodyne's actions."

     Pollution Research and Control Corp. primarily designs, manufactures and markets air pollution measurement instruments and medical instrumentation, nationally and internationally, through its wholly-owned subsidiaries Dasibi Environmental Corp. and Logan Medical Devices, Inc.



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